PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 10, 2002)	Registration No. 333-87930

REGAL CINEMAS CORPORATION
OFFER TO EXCHANGE
All Outstanding $350,000,000 Series A 9 3/8% Senior Subordinated Notes due 2012
for $350,000,000 Series B 9 3/8% Senior Subordinated Notes due 2012

        Regal Cinemas Corporation ("Regal"), upon the terms and subject to the conditions set forth in the Prospectus dated July 10, 2002 (the "Prospectus") and accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its outstanding Series A 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Notes"), which are not freely transferable, for the Series B 9 3/8% Senior Subordinated Notes due 2012 that have been registered with the Securities and Exchange Commission (the "Senior Exchange Notes"), which will be subject to fewer restrictions on transfer.

        As of 5:00 p.m., New York City time, on August 13, 2002, approximately $349,283,000 aggregate principal amount of the $350,000,000 outstanding Senior Notes had been tendered for exchange for Senior Exchange Notes with U.S. Bank National Association, the exchange agent. The amended terms of the Exchange Offer set forth below supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

        The exchange offer has been extended for one additional day and will expire at 5:00 p.m., New York City time, on August 14, 2002, or such later date and time to which it is extended (the "Expiration Date").

        August 14, 2002